QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 10.25

Agreement (to Provide Materials and Services)

This AGREEMENT, entered into as of February 6, 2001 between Union Carbide Corporation ("UCC") and Dow Hydrocarbons and Resources Inc. ("DHRI"), under which DHRI agrees to provide UCC with feedstocks, monomers, fuels, logistics and other services as follows, is amended and restated as of July 1, 2003 ("Restatement Date"):

1.
TERM

  February 6, 2001, through December 31, 2001 and year to year thereafter unless terminated by either party upon 6 months notice prior to the end of the given term. Any termination notice must be in writing.

2.
PRODUCTS AND SERVICES TO BE PROVIDED BY DHRI TO UCC

  The following products and services will be provided to UCC in connection with its U.S. operations unless otherwise agreed by the parties. The term "UCC" shall be deemed to include UCC direct or indirect majority owned U.S. subsidiaries. UCC shall cause such entities to accept the terms of this Agreement.

  a)
  Supply of feedstocks, or arrange the acquisition of such on behalf of UCC.

  b)
  Supply of fuels, primarily natural gas, or arrange the acquisition of such on behalf of UCC; provided, however, that UCC will remain responsible for pre-existing arrangements needed for pipeline transportation in connection with fuels supplied to the power plant at Seadrift, TX through the Burnel/Greenlake line, and that UCC and DHRI intend to reconsider whether UCC or DHRI will make such arrangements once the existing lease (as such may be extended or renewed) for that pipeline segment terminates.

  c)
  Supply of monomers and aromatics, or arrange the acquisition of such (including providing or arranging to provide transportation and/or storage services) on behalf of UCC, to supplement UCC's production. Monomers and aromatics may be supplied to UCC through The Dow Chemical Company ("TDCC").

  d)
  Sale of UCC's surplus monomers and aromatics and surplus hydrocarbons co-products and by-products, or arrange the sale of such on behalf of UCC (including providing or arranging to provide transportation and/or storage services).

  e)
  Arrange the acquisition or sale of electricity, steam and any other utilities on behalf of UCC.

  f)
  Management of UCC's hydrocarbon and energy asset base and of UCC's hydrocarbon and energy business matters including communications with UCC's internal derivative businesses and UCC's external customers as required, monitoring of UCC and industry supply/demand, and the recommendation of and implementation of both short and long term strategic positions.

  g)
  Where applicable as mutually determined by the parties, provision of accounting and computer systems to manage the above services.

  The parties acknowledge and agree that a reasonable amount of time will be required for a smooth transition from UCC providing the above-described products and services to DHRI providing the same. The parties agree to provide such time and to fully cooperate with each other to make this transition as smooth as possible.

3.
QUANTITIES OF PRODUCTS AND SERVICES TO BE MANAGED OR PROVIDED BY DHRI TO UCC

a)
100% of UCC's outside requirements of feedstocks.

b)
100% of UCC's outside requirements of fuels.

c)
100% of UCC's outside requirements of Monomers and Aromatics.

d)
100% of UCC's outside sales of Monomers, Aromatics, and surplus co-products and by-products.

  e)
  Arrange 100% of UCC's outside requirements and outside sales of electricity, steam and other utilities.

  f)
  Sales and purchases between Union Carbide Corporation and its other affiliates by mutual agreement.

  Exceptions to the above may be made by agreement of the parties. The quantities listed above are subject to preexisting agreements that UCC has with third parties. Furthermore, the parties acknowledge and agree that a reasonable amount of time will be required for a smooth transition from UCC providing the above to DHRI providing the same. The parties agree to provide such time and to fully cooperate with each other to make this transition as smooth as possible.

4.
PRICING

a)
Feedstocks—DHRI net supply cost plus $1.26/bbl delivered to UCC's plant systems.

b)
Fuels—DHRI net supply cost plus $0.21/mm btu delivered to UCC's plant systems. However, this Paragraph is subject to Paragraph 4 e).

c)
Monomers and Aromatics—DHRI service fee of purchase cost times 3.75%. Included in this service fee are charges for pipeline transportation and storage services in Texas- or Louisiana-based assets owned by DHRI or other wholly-owned direct or indirect subsidiaries of The Dow Chemical Company, subject to an annual credit of $460,000.00 from DHRI to UCC (the "Credit") for the lease, of a ten mile (approximately) pipeline segment of that certain pipeline commonly known as the Riverside six inch (6") pipeline system located in Assumption, Ascension and Iberville Parishes, Louisiana, from UCC to a third party ("Third-Party Lease"); the Credit (or a pro-rated portion thereof if the term of this Agreement or the Third-Party Lease expires on a day other than a day which is one day prior to an anniversary of the commencement of the Third-Party Lease term) will be issued in arrears on or around each July 1, with a final, potentially pro-rated, annual credit issued on or around July 1 following the earlier of the termination of this Agreement or the Third-Party Lease.

d)
Marketing—DHRI service fee of 2.5% of product sales prices for which DHRI will market UCC's surplus products, co-products, and by-products. Included in this service fee are charges for pipeline transportation and storage services in Texas- or Louisiana-based assets owned by DHRI or other wholly-owned direct or indirect subsidiaries of The Dow Chemical Company. DHRI will use its best efforts to obtain the maximum value for UCC's material.

e)
Energy Services—For small sites, DHRI will arrange the acquisition or sale of fuels (including natural gas), electricity, steam and any other utilities for a fee of $2,000 per site per year. For other sites, DHRI will arrange the acquisition or sale of electricity, steam and any other utilities for $.001/kwh for electricity and an annual fee of $100,000 for steam and utilities plus UCC will reimburse any acquisition costs that DHRI may incur.

f)
Management Services and Accounting & Computer Systems—$1,500,000.00 per calendar year unless otherwise agreed between the parties. Partial calendar years will be prorated.

g)
Adjustment of Fees—Fees in Paragraphs 4 a), b), e), and f) above will be adjusted annually with changes in the GDP deflator from a 1Q, 2000 Base with adjustments beginning January 1, 2001.

h)
Renegotiation of Fees—Either UCC or DHRI may request a re-negotiation of fees upon 6 months prior written notice and the parties shall promptly negotiate in good faith to establish such new fees.

5.
PRODUCT SPECIFICATIONS

  DHRI warrants that all product sold hereunder shall meet the specifications in Exhibit A. DHRI MAKES NO OTHER WARRANTY, EXPRESS OR IMPLIED WITH RESPECT TO THE PRODUCT SOLD OR SERVICES PROVIDED HEREUNDER WHETHER RELATING TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR OTHERWISE.

6.
TERMS OF PAYMENT

  UCC shall make payments to DHRI for product purchased or services rendered hereunder net ten (10) days from date of invoice. Invoices shall be issued once monthly as soon as possible after the end of the sales month.

7.
DELIVERY POINTS

  Delivery of product shall be deemed to have been made at the following points: (a) When into any truck or tank car, as the product enters the receiving equipment; (b) When into any pipeline, as the product passes the connection between DHRI's (or its designee's) pipeline to that of UCC (or its designee); (c) When into storage, as the product enters a storage tank or cavern; (d) When by "in-line" transfer or "in-storage" transfer, immediately upon such transfer; (e) When by or into any vessel, at the flange between the vessel's permanent hose connection and the shore line; or (f) For electricity as set forth in the applicable transaction documents or otherwise determined by the parties.

  Title to and risk of loss for product sold hereunder shall pass at the delivery point.

8.
MEASUREMENT

  The determination of quantity and quality of product delivered hereunder shall be made in accordance with the customary procedures and practices of the industry.

9.
CLAIMS

  IF ANY PRODUCT DELIVERED TO UCC DOES NOT MEET SPECIFICATIONS, DHRI SHALL HAVE THE RIGHT IN ITS DISCRETION, AS UCC'S SOLE REMEDY, EITHER TO REPLACE IT OR REFUND THE APPLICABLE PORTION OF THE PURCHASE PRICE. HOWEVER, IN ANY EVENT, DHRI'S LIABILITY FOR DAMAGES IN RESPECT OF ANY CLAMS WHATSOEVER HEREUNDER ARISING WITH RESPECT TO PRODUCT DELIVERED OR SERVICES PROVIDED TO UCC UNDER THIS AGREEMENT SHALL NOT EXCEED THE PURCHASE PRICE OF THE PRODUCT OR SERVICES FOR WHICH SUCH DAMAGES ARE CLAIMED. IN NO EVENT SHALL DHRI BE LIABLE FOR PROSPECTIVE PROFITS OR SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES. NO CLAIM SHALL BE MADE BY UCC BASED ON ANY QUALITY ANALYSIS MADE AFTER THE PRODUCT PURCHASED HAS BEEN MIXED WITH ANOTHER PRODUCT OR PROCESSED IN ANY MANNER BY UCC.

10.
FORCE MAJEURE

  Failure (in whole or in part) or delay on the part of either DHRI or UCC in performance of any of the obligations imposed upon the other shall be excused and such party shall not be liable for damages or otherwise when such failure or delay is beyond the control of either party hereto. Such events include, but are not limited to, the following: labor difficulties, total or partial loss or shortage of raw component material or products ordinarily required by DHRI; breakdown, either total or partial, of either party's equipment, or act of God. However, the settlement of strikes or lockouts shall be entirely within the discretion of the party having the difficulty. Each party agrees to give written notice to the other of its incurring a force majeure event as soon as practicable.

  Upon cessation of the cause or causes for any such failure or delay, performance hereof shall be resumed as soon as practicable. Such failure or delay shall not operate to extend the duration of this Agreement nor obligate either party to make up deliveries or receipts of product. If, by reason of any such circumstances, DHRI's supply of product shall be insufficient to meet all of its requirements, DHRI shall apportion among any and all existing contract purchases, including its affiliated divisions and companies, in an equitable manner so that all parties share the product in proportion to their take prior to the circumstance reducing availability.

11.
PATENTS

  DHRI does not assume patent responsibility for the use by UCC of product delivered hereunder. The use of product may or may not constitute an infringement of patents. The election of the use to which the product is put is solely UCC's and UCC agrees to indemnify DHRI and hold it harmless from any claims arising from such UCC use.

12.
TAXES

  In addition to the purchase price of the product, UCC shall assume liability for, and pay all taxes associated with the sale, use, or delivery of product, including all new or increase in existing taxes, excise taxes (including Superfund taxes), or other charges (but excluding taxes based in whole or part upon net income, including the Michigan single business tax, and other similar taxes, excess profits, or corporate franchise taxes) imposed by any governmental authority.

13.
WAIVER

  No claim or right arising out of a breach of this agreement can be discharged in whole or in part unless agreed to in writing executed by both parties. Any such waiver shall not be deemed to be a waiver of any subsequent breach.

14.
ASSIGNABILITY

  No right or interest in this Agreement shall be assigned by either party without prior written consent of the other party.

15.
APPLICABLE LAW

  This Agreement shall be governed by the laws of the State of Texas.

16.
ENTIRETY OF AGREEMENT

  This Agreement merges all prior understandings between DHRI and UCC regarding the subject matter. No prior dealings between the parties and no usage of the trade shall be relevant to supplement or explain any term used herein. All obligations, agreements, and understanding are expressly set forth herein and are not enforceable unless embodied herein.

  To the degree that either or both of the parties hereto find it convenient to employ their standard forms of purchase order or acknowledgement of order in administering their terms of this Agreement, it or they may do so but none of the terms and conditions printed or otherwise appearing on such form shall be applicable except to the extent that it specifies information required to be furnished by either party hereunder.

17.
NOTICE

  All notices provided herein shall be in writing and shall be considered as properly given if sent by telecommunication or Certified or Registered U.S. Mail duly addressed to the parties shown below:

DHRI	UCC
Dow Hydrocarbons and Resources Inc. Houston Dow Center 400 Sam Houston Parkway South Houston, Texas 77253 Attn: Executive Vice President	Union Carbide Corporation 39 Old Ridgebury Rd. Danbury, CT 06817-0001 Attn: Treasurer

18.
APPOINTMENT AS AGENT

  UCC hereby makes, constitutes and appoints DHRI as its true and lawful attorney-in-fact and empowers DHRI to act for UCC as UCC's Agent during the term of this Agreement in matters connected with the services and products provided under this Agreement. Specifically, DHRI has the authority to issue and execute those business documents and contracts in the name of UCC which are necessarily issued in conjunction with the services and products being provided by DHRI to UCC under this Agreement. DHRI accepts such appointment. DHRI is not liable for claims made by third parties for the acts or omissions of DHRI made when acting as agent for UCC and UCC shall indemnify, defend and hold harmless DHRI from all claims, loss, liability and expense (including, without limitation, reasonable attorney fees) arising out of the appointment of DHRI as UCC's agent, unless the claim, loss, liability and expense is caused by DHRI's sole negligence or willful misconduct.

          IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Agreement effective as of the Restatement Date.

UCC:	UNION CARBIDE CORPORATION	DHRI:	DOW HYDROCARBONS AND RESOURCES INC.
By:	/s/ E. W. Rich	By:	/s/ C. E. Gann
Title:	CFO, VP, Treasurer	Title:	Executive Vice President

EXHIBIT A

        DHRI shall make the following products available to UCC:

B-P Mix	Hydrocarbon Residual
Benzene	Mixed Butanes
Butadiene	N-butane
Coal	Naphtha
Condensate	Natural Gas
Crude Butadiene	Propane
Cumene	Propylene
E-P Mix	Pyrolsis Gasoline
Ethane	Styrene
Ethylene	Toluene
Fuel Oil	Utilities
Other miscellaneous feedstocks, fuels & monomers

        All feedstocks, fuels and monomers purchased will be in accordance with either the then current DHRI product specification or by mutual agreement.

QuickLinks

Agreement (to Provide Materials and Services)